Exhibit 99.1

For Immediate Release

MERIDIAN BIOSCIENCE REPORTS STRONG FOURTH QUARTER AND RECORD FULL-YEAR FISCAL 2020 OPERATING RESULTS AND PROVIDES FISCAL 2021 GUIDANCE

CINCINNATI, OHIO November 13, 2020 (GLOBE NEWSWIRE) — Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced financial results for the fourth quarter and fiscal year ended September 30, 2020.

Fourth Quarter 2020 Highlights (Comparison to Fourth Quarter Fiscal 2019):

•	Consolidated Net Revenue of $64.2 million, up 26% year-over-year

•	Life Science segment delivers revenue of $34.4 million, up 97% year-over-year

•	Diagnostics segment revenues decreased 11% year-over-year to $29.8 million, a stronger than expected rebound from Q3 FY20, up 38% quarter-over-quarter

•	Launched various SARS-CoV-2 antibody pairs, designed for highly sensitive rapid antigen tests (for saliva and nasopharyngeal samples)

Full Fiscal Year 2020 Highlights (Comparison to Full Year Fiscal 2019):

•	Consolidated Net Revenue of $253.7 million, up 26% year-over-year

•	Life Science segment delivers record revenue of $132.5 million, up 106% year-over-year, with the contribution of $71.5 million from COVID-19 related products for immunological and molecular tests

•	Diagnostics segment revenues decreased 11% year-over-year to $121.1 million, due to headwinds from COVID-19 pandemic in the second half

•	Launched the Curian® analyzer and HpSA® assay, the first internally developed new product in several years

•	Completed assay design lock of a PCR COVID-19 test on the Revogene® system and preparing submission to the FDA for Emergency Use Authorization

•	Closed the acquisition of Exalenz Bioscience, adding the BreathID® instrument and its Urea Breath Test for H. pylori to the diagnostics product portfolio

Fourth Quarter Fiscal 2020 Results (Comparison to Fourth Quarter Fiscal 2019)

Consolidated revenue for the fourth quarter of fiscal 2020 increased 26% to $64.2 million, compared to $50.8 million last year. Diagnostics segment revenues rebounded strongly from the pandemic headwinds seen in the third fiscal quarter, but were still down 11% year-over-year. Life Science segment revenues were up 97%. Our Diagnostics segment experienced a 23% decrease in revenues from our molecular products and revenues from our non-molecular assay products decreased 8%. Our Life Science segment revenues for the quarter included $18.1 million in revenue from COVID-19 related products with $14.6 million coming from molecular products and $3.5 million coming from immunological products.

Reported operating income for the fourth quarter of fiscal 2020 was $9.5 million. Operating expenses included: (i) higher research and development spending in the Diagnostics segment; (ii) acquisition-related costs in connection with the recent Exalenz acquisition; and (iii) purchase accounting amortization related to the acquisition of Exalenz in April 2020, as well as an upward adjustment in the fair value of the earnout obligation for the acquisition of the GenePOC business in 2019. On an adjusted basis, operating income was $12.0 million, a margin of 19% (see non-GAAP financial measure reconciliation below).

Jack Kenny, Chief Executive Officer, commented, “This was truly a transformative year for Meridian. All our hard work over the previous two years prepared us to both weather the storm in Diagnostics and excel as a critical partner to the IVD industry battling a global pandemic. Heading into fiscal 2021, we will build on the momentum in Diagnostics and continue the strength in Life Science to deliver another record year.”

Full Fiscal Year 2020 Results (Comparison to Full Year Fiscal 2019)

Consolidated revenue for the fiscal year ended September 30, 2020 increased 26% to $253.7 million, compared to $201.0 million in fiscal 2019. Diagnostics segment revenues were down 11%, while Life Science segment revenues were up 106%. Our Diagnostics segment experienced a 17% decrease in revenues from our molecular products and revenues from our non-molecular assay products decreased 10%. Our Life Science segment revenues for the fiscal year included $71.5 million in revenue from COVID-19 related products with $52.2 million coming from molecular products and $19.3 million coming from immunological products.

Reported operating income for fiscal 2020 was $61.3 million. Operating expenses included: (i) higher research and development spending in the Diagnostics segment; (ii) acquisition-related costs in connection with the recent Exalenz acquisition; and (iii) purchase accounting amortization related to the acquisitions of Exalenz and the GenePOC business in April 2020 and June 2019, respectively, as well as a net downward adjustment in the fair value of the earnout obligation for the acquisition of the GenePOC business. On an adjusted basis, operating income was $61.7 million, a margin of 24% (see non-GAAP financial measure reconciliation below).

Bryan Baldasare, Chief Financial Officer, commented, “Fiscal 2020 marked not only a record year in revenues and earnings, but also cash flows from operations, allowing us to repay borrowings under our revolving credit facility and increase our available credit capacity.”

Fiscal 2021 Guidance

Our fiscal 2021 guidance reflects a big rebound of the Diagnostics segment and continued strong demand for our Life Science reagents used in COVID-19 assays. We expect continued headwinds to our core diagnostics products through the first half, with anticipated full recovery in the second half of the fiscal year. COVID-19 related diagnostics products are expected to supplement that recovery in the fiscal second quarter. Life Science demand is expected to be strong throughout fiscal 2021, between $80 and $85 million, albeit, subject to the same quarter-to-quarter volatility that was seen in fiscal 2020. Adjusted operating margin reflects significant investment in R&D and manufacturing, coupled with costs associated with the acquisition of Exalenz and annualization of headcount increases during fiscal 2020. Gross margin is expected to be relatively flat on a consolidated basis, reflecting a modest improvement for Diagnostics driven by higher volumes from rebounding demand, and a modest decline for Life Science driven by investments to fortify capacity for larger scale manufacturing. Diagnostics investment in new product development is forecast to be 18% of Diagnostics revenue as a result of costs for clinical trials delayed from fiscal 2020, which are added to anticipated spend on products advancing through the development pipeline. Life Science is also investing in infrastructure across sales and R&D to support the new scale of the business.

Revenues

•	Consolidated – $290 to $310 million

•	Diagnostics segment – $140 to $150 million

•	Life Science segment – $150 to $160 million

Adjusted Operating Margin

•	Consolidated – 23.5% to 24.5%

Effective Tax Rate

•	23% to 24%

Adjusted Earnings Per Share on a Diluted Basis (based on 44.3M shares)

•	$1.14 to $1.28

The higher tax rate compared to 2020 reflects a larger amount of taxable income coming from the United States.

Adjusted operating margin and adjusted earnings per share on a diluted basis for fiscal 2021 exclude costs associated with restructuring activities, changes in the fair value of the earnout obligation and selected legal matters that we expect to continue in fiscal 2021. Current customer order patterns for our Life Science segment coupled with the current trends with the pandemic, indicate revenues for the segment could favor the first half of the fiscal year and are incorporated in our guidance. Finally, this guidance reflects our current line of sight and assumes that we do not encounter any significant reductions in manufacturing capacity as a result of the pandemic causing either partial or full site closures for an extended period of time, or adversely affecting our supply chain for raw materials.

Financial Condition

At September 30, 2020, cash and equivalents were $53.5 million and the Company had $91.2 million of borrowing capacity under its $160.0 million commercial bank credit facility. The Company’s bank-debt obligations under the bank credit facility totaled $68.8 million as of September 30, 2020.

Conference Call Information

Jack Kenny, Chief Executive Officer, and Bryan Baldasare, Executive Vice President and Chief Financial Officer, will host a conference call on Friday, November 13, 2020 beginning at 10:00 a.m. Eastern Time to discuss the fourth quarter and full fiscal year financial results and answer questions. A presentation to accompany the quarterly and full fiscal year financial results and related discussion will be made available within the Investor Relations section of the Company’s website, www.meridianbioscience.com, prior to the conference call.

To participate in the live call by telephone from the U.S., dial (866) 443-5802, or from outside the U.S., dial (513) 360-6924, and enter the audience pass code 3958286. A replay will be available for 14 days beginning at 1:00 p.m. Eastern Time on November 13, 2020 by dialing (855) 859-2056 or (404) 537-3406 and entering pass code 3958286.

FOURTH QUARTER AND FISCAL 2020 UNAUDITED OPERATING RESULTS

(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim and annual periods of fiscal 2020 and fiscal 2019.

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net revenues	$64,153	$50,846	$253,667	$201,014
Cost of sales	25,822	21,664	97,419	82,286

Gross profit	38,331	29,182	156,248	118,728

Operating expenses
Research and development	6,983	5,607	23,729	17,760
Selling and marketing	7,210	7,140	26,486	27,995
General and administrative	12,109	8,872	44,345	34,044
Acquisition-related costs	462	363	3,890	1,808
Change in fair value of contingent consideration obligation	1,135	—	(6,293)	—
Restructuring costs	67	1,138	687	2,839
Selected legal costs	891	213	2,080	1,583

Total operating expenses	28,857	23,333	94,924	86,029

Operating income	9,474	5,849	61,324	32,699
Other expense, net	(1,727)	(493)	(2,031)	(1,142)

Earnings before income taxes	7,747	5,356	59,293	31,557
Income tax provision	1,254	1,253	13,107	7,175

Net earnings	$6,493	$4,103	$46,186	$24,382

Net earnings per basic common share	$0.15	$0.10	$1.08	$0.57
Basic common shares outstanding	42,940	42,711	42,855	42,571

Net earnings per diluted common share	$0.15	$0.10	$1.07	$0.57
Diluted common shares outstanding	43,642	42,916	43,174	42,899

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Adjusted Financial Measures
(see non-GAAP financial measure reconciliation below)
Operating income	$12,029	$7,563	$61,688	$38,929
Net earnings	8,289	5,399	46,301	29,142
Net earnings per diluted common share	$0.19	$0.13	$1.07	$0.68

Condensed Balance Sheet Data

	September 30,
	2020	2019
Cash and equivalents	$53,514	$62,397
Working capital	109,666	123,847
Long-term debt	68,824	75,824
Shareholders’ equity	247,629	190,967
Total assets	405,261	325,478

Segment Data

The following table sets forth the unaudited revenue and segment data for the interim and annual periods in fiscal 2020 and fiscal 2019 (in thousands).

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Revenues - By Product Platform/Type
Diagnostics
Molecular assays	$4,648	$6,074	$21,907	$26,283
Non-molecular assays	25,153	27,325	99,225	110,399

Total Diagnostics	29,801	33,399	121,132	136,682

Life Science
Molecular reagents	22,703	5,764	78,431	23,261
Immunological reagents	11,649	11,683	54,104	41,071

Total Life Science	34,352	17,447	132,535	64,332

Total Net Revenues	$64,153	$50,846	$253,667	$201,014

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net Revenues - By Disease State/Geography
Diagnostics
Gastrointestinal assays	$15,396	$16,958	$55,040	$68,982
Respiratory illness assays	3,030	5,380	26,694	26,622
Blood chemistry assays	5,026	5,275	17,534	18,639
Other	6,349	5,786	21,864	22,439

Total Diagnostics	29,801	33,399	121,132	136,682

Life Science
Americas	6,795	5,092	37,391	19,441
EMEA	17,115	7,241	58,125	28,850
ROW	10,442	5,114	37,019	16,041

Total Life Science	34,352	17,447	132,535	64,332

Total Net Revenues	$64,153	$50,846	$253,667	$201,014

OPERATING INCOME
Diagnostics	$(4,174)	$2,728	$3,885	$25,390
Life Science	17,234	5,007	68,826	17,581
Corporate	(3,605)	(1,923)	(11,437)	(10,373)
Eliminations	19	37	50	101

Total Operating Income	$9,474	$5,849	$61,324	$32,699

Geographic Regions

Americas = North and Latin America

EMEA = Europe, Middle East and Africa

ROW = Rest of World

NON-GAAP FINANCIAL MEASURES

In this press release, we have supplemented our reported GAAP financial information with information on operating expenses, operating income, operating margin, net earnings, basic earnings per share and diluted earnings per share, each on an adjusted basis excluding the effects of acquisition-related costs, changes in fair value of the contingent consideration obligation, restructuring costs, and selected legal costs, each of which is a non-GAAP measure. We have provided in the tables below reconciliations to the operating expenses, operating income, net earnings, basic earnings per share and diluted earnings per share amounts reported under U.S. Generally Accepted Accounting Principles for the fourth quarters and fiscal years ended September 30, 2020 and September 30, 2019.

We believe this information is useful to an investor in evaluating our performance because:

1.	These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impacts of these non-routine items; and

2.

These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should only be used to evaluate our results in conjunction with corresponding GAAP measures.

FOURTH QUARTER AND FISCAL YEAR

GAAP TO NON-GAAP RECONCILIATION TABLES

(In Thousands, Except per Share Data)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Operating Expenses -
U.S. GAAP basis	$28,857	$23,333	$94,924	$86,029
Acquisition-related costs	(462)	(363)	(3,890)	(1,808)
Change in fair value of contingent consideration obligation	(1,135)	—	6,293	—
Restructuring costs	(67)	(1,138)	(687)	(2,839)
Selected legal costs	(891)	(213)	(2,080)	(1,583)

Adjusted Operating Expenses	$26,302	$21,619	$94,560	$79,799

Operating Income -
U.S. GAAP basis	$9,474	$5,849	$61,324	$32,699
Acquisition-related costs	462	363	3,890	1,808
Change in fair value of contingent consideration obligation	1,135	—	(6,293)	—
Restructuring costs	67	1,138	687	2,839
Selected legal costs	891	213	2,080	1,583

Adjusted Operating Income	$12,029	$7,563	$61,688	$38,929

Net Earnings -
U.S. GAAP basis	$6,493	$4,103	$46,186	$24,382
Acquisition-related costs, including gain on currency hedge of purchase price *	212	273	2,751	1,381
Change in fair value of contingent consideration obligation *	867	—	(4,726)	—
Restructuring costs *	50	864	528	2,169
Selected legal costs *	667	159	1,562	1,210

Adjusted Earnings	$8,289	$5,399	$46,301	$29,142

Basic Earnings per Common Share -
U.S. GAAP basis	$0.15	$0.10	$1.08	$0.57
Acquisition-related costs, including gain on currency hedge of purchase price	—	0.01	0.06	0.03
Change in fair value of contingent consideration obligation	0.02	—	(0.11)	—
Restructuring costs	—	0.02	0.01	0.05
Selected legal costs	0.02	—	0.04	0.03

Adjusted Basic EPS	$0.19	$0.13	$1.08	$0.68

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
	2020	2019	2020	2019
Diluted Earnings per Common Share -
U.S. GAAP basis	$0.15	$0.10	$1.07	$0.57
Acquisition-related costs, including gain on currency hedge of purchase price	—	0.01	0.06	0.03
Change in fair value of contingent consideration obligation	0.02	—	(0.11)	—
Restructuring costs	—	0.02	0.01	0.05
Selected legal costs	0.02	—	0.04	0.03

Adjusted Diluted EPS	$0.19	$0.13	$1.07	$0.68

*	Net of tax.

FORWARD-LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements. Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as “continues”, “estimates”, “anticipates”, “projects”, “plans”, “seeks”, “may”, “will”, “expects”, “intends”, “believes”, “signals”, “should”, “can” and similar expressions or the negative versions thereof and which also may be identified by their context. All statements that address operating performance or events or developments that Meridian expects or anticipates will occur in the future, including, but not limited to, statements relating to per share diluted earnings, sales, product demand, revenue, operating margin, other guidance and the impact of COVID-19 on our business and prospects, are forward-looking statements. Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made. Specifically, Meridian’s forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events and operating performance. Meridian assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian’s operating results, financial condition and continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition, its ability to effectively sell such products and its ability to successfully expand and effectively manage increased sales and marketing operations. While Meridian has introduced a number of internally developed products and acquired products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis or in protecting its intellectual property, and unexpected or costly manufacturing costs associated with its introduction of new products or acquired products could cause actual results to differ from expectations. Meridian relies on proprietary, patented and licensed technologies. As such, the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers, can change expected results. Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products, as can the uncertainty of regulatory approvals and the regulatory process (including the currently ongoing study and other FDA actions regarding the Company’s LeadCare products). The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict. One of Meridian’s growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian’s operations. There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention, and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives. Meridian cannot predict the outcome of future goodwill impairment testing and the impact of possible goodwill impairments on Meridian’s earnings and financial results. Meridian cannot predict the possible impact of U.S. health care legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act – and any modification or repeal of any of the provisions thereof initiated by Congress or the presidential administration, and any similar initiatives in other countries on its results of operations. Efforts to reduce the U.S. federal deficit, breaches of Meridian’s information technology systems, trade wars, increased tariffs, and natural disasters and other events could have a materially adverse effect on Meridian’s results of operations and revenues. In the past, the Company has identified a material weakness in our internal control over financial reporting, which has been remediated, but the Company can make no assurances that a material weakness will not be identified in the future, which if identified and not properly corrected, could materially adversely affect our operations and result in material misstatements in our financial statements. Meridian also is subject to risks and uncertainties related to disruptions to or reductions in business operations or prospects due to pandemics, epidemics, widespread health emergencies, or outbreaks of infectious diseases such as the coronavirus disease COVID-19. In addition to the factors described in this paragraph, as well as those factors identified from time to time in our filings with the Securities and Exchange Commission, Part I, Item 1A Risk Factors of our most recent Annual Report on Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company. Readers should carefully review these forward-looking statements and risk factors, and not place undue reliance on our forward-looking statements.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing. We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:

Charlie Wood

Vice President – Investor Relations

Meridian Bioscience, Inc.

Phone: +1 513.271.3700

Email: mbi@meridianbioscience.com

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